MANUFACTURING, DISTRIBUTION AND SALES AGREEMENT

THIS AGREEMENT (the "**Agreement**") made as of the 28th day of July, 2022.

B E T W E E N:

INSTADOSE PHARMA CORP., a corporation incorporated under the laws of British Columbia, Canada

(hereinafter referred to as the "**Supplier**")

- and -

CANNANATURA GMBH, a corporation incorporated under the laws of Switzerland

(hereinafter referred to as the "**Distributor**")

WHEREAS:

A. The Supplier's operational subsidiaries, and/or contracted joint venture partners listed in Schedule "A" (each, a "**Supplier Party**" and collectively the "**Supplier Parties**") are engaged in the cultivation of the medicinal plant products listed on Schedule "B" attached hereto (the "**Cultivated Products**");

B. The Distributor and its operational subsidiaries, and/or third-party business partners listed in Schedule "C" (each, a "**Distributor Party**" and collectively the "**Distributor Parties**") are engaged in the production of the medicinal plant derivative products listed on Schedule "D" attached hereto (the "**Produced Products**"); and

C. The Distributor wishes to: (i) with the Distributor Parties, utilize the Cultivated Products for the purpose of manufacturing Produced Products on behalf of the Supplier and its Supplier Parties on an exclusive basis in Europe and Israel (the "**Territory**"); and (ii) act as the exclusive third-party Distributor of the Cultivated Products and Produced Products on behalf of the Supplier and its Supplier Parties throughout the Territory, all in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged), the parties agree as follows:

1. **Appointment of Distributor.**

The Supplier appoints to the Distributor during the term of this Agreement as described in Section 10 hereof, the exclusive third-party right to: (i) with the Distributor Parties, utilize the Cultivated Products for the purpose of manufacturing the Produced Products on behalf of the Supplier and its Supplier Parties throughout the Territory; and (ii) distribute and sell the Cultivated Products and Produced Products throughout the Territory (and outside the Territory albeit on a non-exclusive third-party basis).

2. **Covenants of the Distributor.**

The Distributor acknowledges and agrees that:

(a) with respect to the production of the Produced Products:

(i) it shall import or cause the applicable Distributor Parties to import the Cultivated Products for insertion into an EU-GMP certified supply chain for the production of the Produced Products; and

(ii) it shall ensure that the Produced Products are manufactured, packaged, marked, palletized, stored, and made available for pick-up in accordance with the European standard for the principles and guidelines of good manufacturing practices for medicinal products for human use as well as the agreed upon confidential procedures, requirements, and specifications for manufacturing, packaging, and storage of the Produced Products required by pharmaceutical purchasers;

(b) it shall at all times during the Term use its best efforts to promote and maximize the sale and distribution of the Cultivated Products and Produced Products in the Territory to pharmaceutical purchasers for medicinal use generally at a purchase price per kilogram (the "**Purchase Price**") equal to no less than the minimum Purchase Price agreed upon between the Supplier and Distributor (the "**Minimum Sale Price**"), including, but not limited to, those companies listed in Schedule "E" (each, a "**Purchaser**") and to protect, preserve and promote the goodwill, name and reputation of the Supplier, the Supplier Parties, the Cultivated Products and the Produced Products;

(c) for every kilogram of Cultivated Product supplied by a Supplier Party to the Distributor and/or a Purchaser, the Distributor shall ensure that the Purchase Price to be paid for the Cultivated Product or Produced Product shall be paid either directly to the Supplier and/or one of the Supplier's Supplier Parties (at the sole request and discretion of the Supplier) in accordance with the Payment Terms set forth in Section 4 of this Agreement;

(d) it shall not during the Term, without the express prior written consent of the Supplier, which consent may be unreasonably withheld, participate, directly or indirectly, in

the manufacture, distribution or sale in the Territory of products which may be in competition with the Cultivated Products or Produced Products, including any products of other entities in direct competition with the Supplier and/or the Supplier Parties;

(e) it shall not use the names, trademarks, tradenames, packaging, or logos associated with the Supplier, Supplier Parties, the Cultivated Products, or the Produced Products without the express written consent of the Supplier;

(f) if any infringement of the Supplier's or Supplier Parties' trademarks, tradenames, packaging, or logos shall come to the attention of the Distributor, the Distributor shall immediately notify the Supplier;

(g) it shall obtain and maintain all governmental approvals and consents to the importation, storage, distribution, and sale of the Cultivated Products and Produced Products in the Territory and be responsible for all payments necessary therefor;

(h) it shall at all times carry on the activities contemplated by this Agreement in accordance with all applicable laws, including laws and regulations relating to labelling of the Cultivated Products and Produced Products;

(i) it shall not make any changes or alterations to the packaging or labelling of the Cultivated Products or Produced Products without the express prior written consent of the Supplier;

(j) it shall indemnify and keep indemnified the Supplier and its Supplier Parties from and against any and all proceedings, cost, or liabilities, whether criminal or civil, or any injury, loss or damage arising out of the breach or negligent performance or failure in performance by the Distributor or any Distributor Party of any of the terms of this Agreement or otherwise in connection with the manufacturing and distribution of the Cultivated Products and Produced Products in the Territory;

(k) it shall submit to the Supplier for approval on or before January 1 in each year during the term of this Agreement an annual sales and shipment forecast for Cultivated Products and Produced Products; and

(l) should the Distributor directly purchase Cultivated Products from the Supplier and/or Supplier Parties for subsequent resale to Purchasers, it shall keep the Supplier:

   (i) informed on a regular basis during the course of the year of the sales of the Cultivated Products achieved in and outside of the Territory; and

   (ii) appraised of the retail price at which it is selling the Cultivated Products in and outside of the Territory and shall at no time sell or permit the sale of the Cultivated Products below the Minimum Sale Price.

3. Annual Sales Volumes.

During the term of this Agreement, the Distributor agrees to utilize in the manufacturing of Produced Products, distribute and have sold on behalf of the Supplier and the Supplier Parties, the volumes of Cultivated Products set forth in Schedule "F" attached hereto.

4. Supply Agreements and Purchase Orders.

The Distributor agrees to enter into directly with the Supplier and/or Supplier Parties or facilitate the entering into between the Supplier and/or Supplier Parties and the Purchaser, supply agreements for the purchase of the Cultivated Products and/or Produced Products (each, a "**Supply Agreement**"). Specific purchase orders (each, an "**Order**") for the purchase of the Cultivated Products and Produced Products in accordance with the terms of a Supply Agreement must be received by the Supplier and/or the appropriate Supplier Party the agreed upon number of days set forth in the Supply Agreement prior to the shipment dates set forth in each Order. Payment for the Cultivated Products and Produced Products shall be made in Euros by wire transfer of letter of credit from a prime European institution to and in favor of the Supplier and/or Supplier Party as per the terms of payment set forth in each Supply Agreement and/or Order (the "**Payment Terms**"). Nothing contained herein shall create an obligation on the Supplier and/or Supplier Party to supply the Cultivated Products in any quantity to or via the Distributor and no specific Order or part thereof shall be deemed to be binding upon the Supplier and/or Supplier Party until the Supplier accepts the Order or part thereof in writing or makes the Cultivated Products specified therein available for delivery to the Distributor or the Purchaser directly. Acceptance by the Supplier and/or Supplier Party shall occur when the Supplier and/or Supplier Party provides to the Distributor or directly to the Purchaser notice of acceptance or partial acceptance or makes the Cultivated Products and Produced Products specified in an Order or part thereof available for delivery to the Distributor or directly to the Purchaser.

5. First Rights Over Future Products

The Supplier agrees to provide to the Distributor the first right to purchase and/or to have sold to Purchasers on behalf of the Supplier throughout the Territory any additional products that may be made available for sale by the Supplier and/or the Supplier Parties during the Term.

6. Product Prices and Terms of Payment.

Payment for the Cultivated Products and Produced Products shall be made in accordance with the Payment Terms set forth in Section 4 above, the particulars of which shall be included and provided for in each Supply Agreement and/or Order. The Supplier shall be entitled to receive those dollar amounts in Euros set forth in Schedule "G" for all Cultivated Products produced by a Supplier Party, as well as all Produced Products made utilizing Cultivated Products produced by a Supplier Party and sold by the Distributor under this Agreement (the "**Supplier Revenue Share**"). Payment of the Supplier Revenue Share shall be released to the Supplier in accordance with the terms of the applicable Supply Agreement and/or Order.

Schedule "H" sets forth the banking co-ordinates of the Supplier whereby payment of the Supplier Revenue Share is to be received by the Supplier.

7. **Distribution Fees.**

Throughout the term of this Agreement, the Supplier agrees to pay (or ensure that the appropriate Supplier Party pays) to the Distributor those dollar amounts in Euros set forth in Schedule "I" on a per kilogram basis (the "**Distribution Fee**") for Cultivated Products and Produced Products purchased by the Distributor or Purchasers listed on Schedule "E" introduced by the Distributor to the Supplier and/or Supplier Parties. Payment of the Distribution Fees shall be made by or on behalf of the Supplier and/or appropriate Supplier Party to the Distributor no later than five (5) business days following receipt by or on behalf of the Supplier or Supplier Party of the full Purchase Price for Cultivated Products and Produced Products sold to which the Distribution Fees relate. Schedule "J" sets forth the banking co-ordinates of the Distributor whereby payment of the Distribution Fees shall be made by the Supplier and/or Supplier Party.

8. **Duties, Taxes and Freight.**

Unless otherwise set forth in a Supply Agreement or Order:

(a) the Supplier and/or Supplier Party shall assume all responsibility and risk and expense of the shipment and delivery of the Cultivated Products;

(b) all duties, taxes, brokerage fees, custom fees, freight and similar costs or fees relating to the delivery and sale of the Cultivated Products or Produced Products to the Purchasers shall be the sole responsibility of the Supplier and/or Supplier Party; and

(c) all sales of Product shall be FCA, the Supplier's or Supplier Party's product distribution facility.

9. **Confidential Information.**

The Distributor agrees to keep strictly confidential and not disclose to any third party absent the expressed written consent of the Supplier, except under compulsion of law, any information relating to this Agreement, the Cultivated Products, the Produced Products, any Supply Agreement or Order, price lists, pricing information or the business and affairs of the Supplier, the Supplier Parties, the Manufacturer, or the Distributor, whether by press release, news release, public statement or announcement or other public disclosure (a "**Public Statement**") during or following termination or completion of the term of this Agreement as described in Section 10 hereof. Where a Public Statement is required by law or a governmental entity, the Distributor will first obtain the approval of the Supplier as to the form, nature, and extent of the disclosure.

10. Term.

This Agreement shall be effective as of the date written above and shall, subject to earlier termination as hereinafter provided, continue in full force and effect until July 28, 2024 (the "**Initial Term**"); provided, however, that at the expiration of the Initial Term, the Supplier may elect to renew this Agreement for additional two-year periods (each a "**Renewal Term**") on the same terms as provided in this Agreement (such Initial Term and any Renewal Term being referred to herein as the "**Term**"), unless the Supplier delivers to the Distributor written notice of its intention not to renew this Agreement at least four months prior to the expiry of any Renewal Term. Both the Supplier and the Distributor agree that the Schedules to this Agreement shall be updated by the Supplier prior to each fiscal year of the Supplier. If the parties are unable to reach agreement on such revised Schedules, this Agreement shall terminate on thirty days written notice from one party to the other.

11. Termination by the Supplier.

This Agreement may be terminated by the Supplier forthwith upon five (5) days written notice to the Distributor following the occurrence of any of the following events:

(a) if the Distributor becomes insolvent or makes a general assignment for the benefit of creditors or if a petition in bankruptcy is filed against the Distributor; or if the Distributor is adjudged bankrupt or insolvent;

(b) if a receiver (permanent or temporary) of the Distributor is appointed by instrument or by a court of competent jurisdiction or if any proceeding for a compromise with creditors should be instituted by or against the Distributor;

(c) if the Distributor ceases, takes steps to cease or threatens to cease its operations as a going concern;

(d) if there is a material change in the management or direct or indirect beneficial ownership of the Distributor or a sale of all or substantially all of the assets of the Distributor;

(e) if the Distributor is in default under or in breach of any representation or covenant on its part contained herein or any other agreement or undertaking with the Supplier and/or Supplier Parties and the Distributor fails to cure such default within fifteen (15) days of receiving written notice from the Supplier and/or Supplier Parties to cure the same;

(f) if the Distributor becomes subject to an investigation, order or similar proceeding by a government or regulatory agency in the Territory relating to its non-compliance with laws or regulations relating to the distribution of the Cultivated Products and Produced Products or similar products;

(g) if the Distributor fails to pay or have paid to the Supplier any amounts payable pursuant to this Agreement including, without limitation, in respect of an Order, payment of the Purchaser Price to the Supplier or applicable Supplier Party, and the Distributor does not make such payments within fifteen (15) days of receipt of written notice from the Supplier of such non-payment; or

(h) if the Distributor makes an unauthorized assignment in violation of Section 16(b) of this Agreement.

12. Termination by the Distributor.

This Agreement may be terminated forthwith at the option of the Distributor if:

(a) the Supplier fails to pay any amounts payable pursuant to this Agreement including, without limitation, payment of the Distribution Fee to the Distributor in respect of an Order, and the Supplier does not make such payments within fifteen (15) days of receipt of written notice from the Distributor of such non-payment; or

(b) the Supplier becomes insolvent or makes as general assignment for the benefit of creditors, or if a petition in bankruptcy is filed against the Supplier and the same is not discharged or disputed within ten days of such filing or if the Supplier is adjudged bankrupt or insolvent.

13. Post Termination Provisions.

Upon valid notice of termination being given in accordance with Section 11 or 12 hereof:

(a) the Distributor shall forthwith pay or have paid to the Supplier and/or applicable Supplier Parties any and all moneys owing by the Distributor or any Purchaser (including payment of Purchase Price) to the Supplier and/or applicable Supplier Parties pursuant to this Agreement or any other agreement between the parties, including, but not limited to, Orders for which the Cultivated Products have been produced by the Supplier and/or applicable Supplier Parties, and are ready for shipment at the time of termination;

(b) the Supplier shall forthwith pay or ensure that a Supplier Party pay to the Distributor any and all moneys owing by the Supplier or Supplier Party to the Distributor pursuant to this Agreement and any other agreement between the parties, including amounts relating to Distribution Fees relating to any Order for which the Cultivated Products have been produced by the Supplier and/or Supplier Parties and are ready for shipment at the time of termination;

(c) the Distributor shall cease to market, sell, and distribute the Cultivated Products and Produced Products throughout the Territory;

(d) the Distributor shall forward copies of all unfilled Orders for the Cultivated Products and Produced Products to the Supplier and/or applicable Supplier Parties to be filled by the Supplier and/or Supplier Parties or as the Supplier may elect, for the exclusive benefit and account of the Supplier and/or Supplier Parties and the Supplier and/or Supplier Parties shall not be required to account to the Distributor for any revenues or profits therefrom; and

(e) in the case of bankruptcy, the Distributor shall forthwith deliver to the Supplier all information in the possession of the Distributor regarding Purchasers of Cultivated Products and Produced Products in the Territory, including all customer lists.

All amounts to be paid by the Distributor to the Supplier and/or Supplier Parties hereunder shall bear interest from the effective date of termination to the date of payment at the rate of 12% per annum calculated and payable daily.

14. Independent Parties.

The Distributor is and will at all times remain independent contractors and are not and shall not represent themselves to be the agents, joint venturers, or partners of the Supplier, or to be related to the Supplier or its Supplier Parties other than as its independent Distributor.

15. Notice.

All notices which are required or permitted to be given hereunder must be in writing and, if to the Supplier addressed as follows:

Instadose Pharma Corp.
5500 North Service Road, Suite 301
Burlington, Ontario L7L 6W6

Attention: Loren S. Greenspoon
Email:lgreenspoon@instadosepharma.com

and, if to the Distributor, addressed as follows:

Cannanatura GMBH
Baareratrasse 25
6300 Zug

Attention: Stefan Strebel
E-mail: stefan.strebel@cannanatura.ch

or to such other address as the recipient may have designated by notice given in accordance with this paragraph. Any such notice may be delivered by hand or sent by e-mail and will be

deemed to have been delivered on the date of delivery if delivered by hand or on the first business day following the date of sending, if sent by e-mail.

16. Miscellaneous.

(a) No waiver by either party of any breach or default or series of breaches or defaults by the other party and no failure, refusal or neglect of either party to exercise any right hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement shall constitute a waiver of the provisions of this Agreement with respect to any subsequent or other breach thereof or a waiver by either party of its right any time thereafter to require strict compliance with the provisions hereof.

(b) This Agreement and the rights of the Distributor hereunder shall not be assigned, transferred, or sublicensed by the Distributor by operation of law or otherwise (other than to a legal entity in which the Distributor is the sole legal and beneficial owners thereof) without the prior written consent of the Supplier, and this Agreement shall be binding upon the successors and permitted assigns of the Distributor. This Agreement and the rights of the Supplier may be assigned, transferred, or sublicensed by the Supplier to any of its affiliates (including affiliates of any parent company).

(c) The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

(d) Sections 9 and 13(a) and (b) shall survive the termination of this Agreement for whatever reason or cause.

(e) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements (including, but not limited to, the Profit Share/ Sales Agreement entered into between Instadose Pharma Corp. (Macedonia), the Distributor, and In Pharmamed cz s.r.o. dated February 23, 2022), understandings, negotiations, and discussions with respect to the subject matter hereof whether oral or written. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the parties.

(f) This Agreement shall be construed in accordance with the laws of the Province of Ontario, Canada as applied to contracts made and completely performed within such province, without regard to the principles thereof regarding conflicts of law. Each party irrevocably attorns to the exclusive jurisdiction of the courts of such province.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

INSTADOSE PHARMA CORP.

By: ______________________________

Alex Wylie, Chief Executive Officer

CANNANATURA GMBH

By: ______________________________ CannaNatura Medical

Stefan Strebel, Director

By: ______________________________ CannaNatura Medical

Zoltan Majoros, Director